                                                                EXHIBIT 99.1

                         BANKERS TRUST CORPORATION
            UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                   (IN MILLIONS, EXCEPT PER SHARE DATA)



     The following Unaudited Pro Forma Condensed Statements of Income for the six months ended June 30, 1999 and 1998 give effect to Bankers Trust Corporation's ("BT" or the "Corporation") transfer of its wholly-owned subsidiary BT Alex. Brown Incorporated ("BTAB") and substantially all of its interest in Bankers Trust International PLC ("BTI") to Deutsche Bank Securities Inc. ("DBSI") and Deutsche Holdings (BTI) Ltd., respectively, which are wholly-owned subsidiaries of Deutsche Bank AG ("Deutsche Bank"). The transfer of BTAB to DBSI took the form of an exchange of stock pursuant to which BTAB became a wholly-owned subsidiary of DBSI and the Corporation received shares of DB U.S. Financial Markets Holding Corporation ("DBUS"), the parent of DBSI. The Corporation, as part of an ongoing reorganization, intends to transfer, by dividend or otherwise, the shares received to Taunus Corporation ("Taunus"), a U.S. holding corporation for Deutsche Bank.

     The pro forma information is based on the historical consolidated financial statements of BT after giving effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Financial Statements. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the transfer of BTAB and BTI been consummated on the dates indicated or that may be obtained in the future.

                         BANKERS TRUST CORPORATION
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                   (IN MILLIONS, EXCEPT PER SHARE DATA)

                                  For the Six Months Ended June 30, 1999
                                  BT        BTAB and    Pro Forma
                            Consolidated     BTI**   Adjustments**   Pro Forma
                                                (a)         (b)

NET INTEREST REVENUE
  Interest revenue               $ 2,804    $(1,022)         $557    $ 2,339
  Interest expense                 2,307       (554)          235      1,988
NET INTEREST REVENUE                 497       (468)          322        351
Provision for credit losses-loans   (25)          26            -          1
NET INTEREST REVENUE AFTER
 PROVISION FOR CREDIT LOSSES-LOANS   522       (494)          322        350
NONINTEREST REVENUE
  Trading                           (67)         305            2        240
  Fiduciary and funds management     555        (24)            -        531
  Corporate finance fees             442       (285)            -        157
  Other fees and commissions         364       (175)            -        189
  Net revenue from equity investments 108          -            -        108
  Securities available for sale gains
   (losses)                        (143)         108            -       (35)
  Insurance premiums                  86           -            -         86
  Other                             (88)          13          207        132
Total noninterest revenue          1,257        (58)          209      1,408
NONINTEREST EXPENSES
  Salaries and commissions           710       (226)            -        484
  Incentive compensation and employee
   benefits*                       1,816       (776)            -      1,040
  Agency and other professional
   service fees                      250        (34)           54        270
  Communication and data services    132        (44)            -         88
  Occupancy, net                     120        (20)            -        100
  Furniture and equipment            138        (16)            -        122
  Travel and entertainment            84        (40)            -         44
  Provision for policyholder benefits 114          -            -        114
  Other                              280       (119)          400        561
  Restructuring charge               459           -            -        459
Total noninterest expenses         4,103     (1,275)          454      3,282
Income (loss) before income taxes  (2,324)       723           77    (1,524)
Income taxes (benefit)             (516)                               (516)
NET INCOME (LOSS)               $(1,808)                            $(1,008)

 * Includes charges of approximately $1.1 billion in change-in-control related costs.
** Includes results of operations of BTAB and BTI through the transfer date, June 5, 1999.
   See Notes to Unaudited Pro Forma Condensed Financial Statements.

                         BANKERS TRUST CORPORATION
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                   (IN MILLIONS, EXCEPT PER SHARE DATA)

                                For the Six Months Ended June 30, 1998
                                  BT         BTAB and    Pro Forma
                            Consolidated       BTI     Adjustments  Pro Forma
                                               (a)          (b)

NET INTEREST REVENUE
  Interest revenue                $4,294    $(2,044)       $1,044     $3,294
  Interest expense                 3,526     (1,142)          358      2,742
NET INTEREST REVENUE                 768       (902)          686        552
Provision (recoveries) for
 credit losses-loans                   -        (29)            -       (29)
NET INTEREST REVENUE AFTER PROVISION
 (RECOVERIES) FOR CREDIT LOSSES-LOANS 768      (873)          686        581
NONINTEREST REVENUE
  Trading                            228         132           11        371
  Fiduciary and funds management     546        (26)            -        520
  Corporate finance fees             723       (504)            -        219
  Other fees and commissions         366       (197)            -        169
  Net revenue from equity investments 204        (3)            -        201
  Securities available for sale gains
   (losses)                           44        (25)            -         19
  Insurance premiums                 128           -            -        128
  Other                              174        (23)          183        334
Total noninterest revenue          2,413       (646)          194      1,961
NONINTEREST EXPENSES
  Salaries and commissions           697       (233)            -        464
  Incentive compensation and employee
   benefits                          914       (399)            -        515
  Agency and other professional
   service fees                      252        (49)           80        283
  Communication and data services    115        (41)            -         74
  Occupancy, net                     100        (18)            -         82
  Furniture and equipment            110        (17)            -         93
  Travel and entertainment            79        (32)            -         47
  Provision for policyholder benefits 159          -            -        159
  Other                              219       (104)          279        394
Total noninterest expenses         2,645       (893)          359      2,111
Income before income taxes           536       (626)          521        431
Income taxes                         150                                 150
NET INCOME                        $  386                              $  281

See Notes to Unaudited Pro Forma Condensed Financial Statements.

                         BANKERS TRUST CORPORATION
        NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS



(a) Elimination of BTAB's & BTI's third-party amounts from BT's historical consolidated financial statements.


(b) Adjustment to record BTAB & BTI intercompany amounts as third-party assets, liabilities, revenue or expense, as applicable. Intercompany amounts were eliminated in BT's historical consolidated financial statements.